SECURED PROMISSORY NOTE
BUYER PROMISSORY NOTE

July 2, 2007	Bedminster, New Jersey

For value received, the undersigned Bedminster National Corp.  (Maker) promises to pay to Michael Levin (Payee/Secured Party) or order, Three Hundred Thousand and no/100 dollars, plus simple interest at the rate of eight (8%) percent per  annum.

This note (“Note”) is the Buyer Promissory Note identified in the Stock Purchase Agreement between Maker and Payee/Secured Party of even date herewith (“Purchase Agreement”).

Principal and interest payments of Nine Thousand, Four Hundred and 91/100 dollars ($9,400.91), shall be made by the Purchaser to Seller on the first day of each month, commencing August 1,  2007  and on the last  day of each successive month thereafter until July 1, 2010 when a final payment of $9,400.91 shall be due and payable.

This Note may be prepaid without penalty or premium, in whole or in part, at any time by Maker.

Maker shall be entitled to set off or reduce the principal amount of this Note in the event that:

(1)           The Corporation has incurred liabilities, as contemplated in Sections 3.6(c) and 8 of the Purchase Agreement; or

(2)           Maker is otherwise entitled to any indemnity under Section 8 of the Purchase Agreement.

The following shall constitute an Event of Default:

(1) any of the scheduled payments are not made within ninety (90) days of the payment date;

(2) any of the events constituting a default, specified in connection with the security agreement created by this Note, occurs;

(3) The Maker shall (i) commence a voluntary case or other proceeding seeking liquidation, reorganization or  other relief with respect to itself or its debts pursuant to any bankruptcy, insolvency or other similar law now or  hereafter in effect or consent to any such relief or such proceedings shall be instituted against the Maker and not dismissed within 30 days; (ii) be unable, or admit in writing its inability, to pay its debts  generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be  dissolved or liquidated in full or in part.

Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Payee/Secured Party may, by written notice to the Maker, declare all outstanding obligations payable by  the Maker hereunder to be immediately due and payable without presentment, demand, protest or any other  notice of any kind, all of which are hereby expressly waived. Subject to the foregoing limitations, upon the occurrence or existence of any Event of Default, Payee/Secured Party may exercise any other right, power or remedy granted to it  hereunder or pursuant to applicable law. Subject to the foregoing limitations, the Maker agrees to pay all reasonable costs, including attorneys' fees, costs relating to the appraisal and/or valuation of assets and all other costs and expenses incurred in the collection,  protection, defense, preservation, or enforcement of this Note or any endorsement of this Note or in any litigation  arising out of the transactions of which this Note or any endorsement of this Note is a part.

To secure performance of all of the obligations, The Maker hereby pledges and grants to the Payee/Secured Party a security interest in and agrees to deliver to Roger Desiderio (“Escrow Agent”) forty (40) of the  Acquisition Shares (as defined in the Purchase Agreement).   Escrow Agent shall hold the 40 Acquisition Shares as security to assure the performance of the Maker  of its obligations under this Note. The 40 Acquisition Shares shall remain pledged to Payee/Secured Party until the Note is fully paid.  So long as an Event of Default has not occurred, (i) the 40 Acquisition Shares shall be voted by Maker, and (ii) all dividends and other amounts rightfully declared on the Acquisition Shares during the term of this pledge shall be paid over to Maker. If, during the term of this pledge, any share dividend, reclassification, readjustment, or other change is declared or made in the capital structure of the Corporation (as defined in the Purchase Agreement), all new, substituted, or additional shares, or other securities, issued by reason of any such change shall be held by Escrow Agent under the terms of this Pledge in the same manner as the 40 Acquisition Shares originally pledged.  Upon payment in full  of the principal and interest due under this Note, Escrow Agent shall immediately redeliver the 40 Acquisition Shares to Maker, and this pledge shall terminate. If an event of Default occurs and is not cured within any applicable time for cure, Payee/Secured Party shall resort to his remedies under the Uniform Commercial Code of the State of New Jersey, as provided above, and Escrow Agent shall immediately redeliver to Maker, a pro-rata portion of the 40 Acquisition Shares calculated as follows: for every full $7,500 increment in principal which was paid, Escrow Agent shall redeliver one Acquisition Share. The balance of the 40 Acquisition Shares shall be delivered to Payee/Secured Party.  This pledge shall not limit Maker's right to sell, or otherwise dispose of, the 40 Acquisition Shares, provided that the outstanding principal and accrued and unpaid interest due under this Note is paid in full from the proceeds of such sale or disposition.

Upon the Maker’s repayment of the outstanding principal balance of this Note and all interest accrued and unpaid thereon, the Payee/Secured Party agrees and covenants that it will execute and deliver any agreement, financing statement termination or other writings necessary to release the security interest granted pursuant hereto.

The Maker represents that there is no security interest or other lien on the 40 Acquisition Shares, except for the security interest created by this pledge, and that the Maker has full title to the 40 Acquisition Shares

Bedminster National Corp.

By: ___________________________
Paul Patrizio
President

90 Washington Valley Road
Bedminster, NJ  07921